Exhibit (a)(1)

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:42 AM 10/14/2014
FILED 11:39 AM 10/14/2014
SRV141289227 – 5620937 FILE

CERTIFICATE OF FORMATION

OF

MBLOOM BUSINESS DEVELOPMENT COMPANY LLC

______________________________________________

THE UNDERSIGNED, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                   The name of the limited liability company (hereinafter called the “limited liability company”) is: mBloom Business Development Company LLC.

SECOND:              The name and address of the registered agent and the address of the registered office of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Delaware 19904, County of Kent.

IN WITNESS WHEREOF, this certificate has been subscribed on October 14, 2014 by the undersigned, who affirms that the statements made herein are true under the penalties of perjury.

/s/Louis J. Marasco, Jr.
Louis J. Marasco, Jr., Authorized Person
c/o Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street, 3rd Floor
New York, NY 10022